Press Release
Exhibit 99.1

Company Contact:
Jill Apito Hewitt
Director Corporate Communications
OceanFirst Financial Corp.
Tel: (732) 240-4500, ext. 27513
Email: jhewitt@oceanfirst.com

FOR IMMEDIATE RELEASE
OceanFirst Bank Announces Voluntary Settlement of
Fair Lending Claims by the U.S. Department of Justice
and U.S. Department of Housing and Urban Development

Agrees to Commit $14 Million in Residential Lending Subsidy Programs in New Brunswick Area

RED BANK, N.J., September 18, 2024 - OceanFirst Financial Corp. (NASDAQ:OCFC) (the “Company”), the holding company for OceanFirst Bank N.A. (the “Bank” or “OceanFirst”), announced today that the Bank has voluntarily entered into settlement agreements (the “Agreements”) with the United States Department of Justice (the “DOJ”) and United States Department of Housing and Urban Development to resolve claims that the Bank violated the Equal Credit Opportunity Act and Fair Housing Act in the New Brunswick-Lakewood, New Jersey lending area, which includes Middlesex, Monmouth and Ocean counties.

The settlement is one of approximately a dozen agreements reached by the DOJ with mortgage lenders since 2021, totaling over $120 million in investments in mortgage lending subsidies, financial education and outreach.

Founded in 1902, OceanFirst Bank, named after its county of origin, maintained its physical locations primarily in Ocean County, New Jersey for more than eight decades. Starting in 2015, the Bank began expanding its footprint into other parts of southern New Jersey and northern Pennsylvania. In 2018, the Bank acquired Sun National Bank, which was the first time it established a significant presence in central New Jersey, including Middlesex and Monmouth counties. While the acquisition of Sun expanded the physical footprint of OceanFirst in the New Brunswick market, residential mortgage lending opportunities initially were limited due to the time needed to build the corresponding operations and volume as Sun National Bank had discontinued consumer lending several years prior to their sale. Since 2019, OceanFirst has made significant commitments to minority market lending and outreach initiatives in the New Brunswick area and continues to explore ways to build and deepen relationships for further growth in these communities. These efforts are anchored in the Bank’s full-service branch in New Brunswick, New Jersey.

Christopher D. Maher, Chairman and Chief Executive Officer, of OceanFirst Financial Corp., stated, “The commitments we are announcing today are consistent with our Bank’s 122-year history of providing credit and other financial services to all residents of the communities we serve. We look forward to continuing the Bank’s efforts in the New Brunswick-Lakewood market to help meet the lending and banking needs of families, businesses, schools and organizations.”

Under the Agreements, the Bank has committed to invest at least $14 million in a mortgage loan subsidy fund for eligible residents in Middlesex and Monmouth counties over a five-year period. The Bank also has agreed to invest $400,000 in community partnerships, spend $140,000 per year in targeted marketing, advertising and outreach in the New Brunswick-Lakewood area which includes Middlesex, Monmouth and Ocean counties, and provide financial education workshops designed to expand access to home mortgage credit.

The Bank also will continue lending and community development initiatives that pre-date the settlement, and which are designed to increase access to residential lending and other financial services in the New Brunswick market and across its footprint. Since 2020, the Bank has provided over $625 million in loans and investments benefitting thousands of people in the communities it serves. Specific initiatives include:

OCEANFIRST BANK COMMUNITY LENDING AND INVESTMENT PROGRAMS

Program	Total Loans or Investments*	# of Persons Served	Description
NeighborFirst	$119.5 million	422
Down payment assistance, discounted interest rates and other benefits for home purchases by residents of majority-Black, Hispanic and Asian census tracts and low- and moderate-income applicants. Eligible homebuyers may qualify for grants towards closing costs.

Community Development Loans & Investments	$495 million	---	Loans and investments for community development-related purposes, including $236 million to build and revitalize affordable housing.
Small Business Lending	$410,000+	---	Loans to minority- and women-owned businesses.
Home Buyer Dream Program (formerly First Home Club)	$14.1 million	65	OceanFirst participated in Federal Home Loan Bank program, providing loans and grants to facilitate home purchase.
New Brunswick Branch		200+	Opened in December 2023, offers a full range of financial services solutions throughout the community.

Consumer Financial Education		840+	Over 800 hours of financial education programs at more than 145 events, often in conjunction with nonprofit organizations and schools throughout the Bank's footprint, since 2021.
Employee Community Engagement		1,000+	In 2023, over 7,000 hours of volunteering throughout the Bank's footprint.
OceanFirst Foundation	$48+ million in grants (since 1996)	thousands+
Established by OceanFirst Bank in 1996 in conjunction with the Initial Public Offering (IPO), the Foundation provides grants to organizations in central and southern NJ that promote access to housing, youth development, health and wellness and other services.

* Time period is 1/1/20 through 6/30/24 unless otherwise noted.

About OceanFirst Financial Corp.

OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank N.A., founded in 1902, is a $13.3 billion regional bank providing financial services throughout New Jersey and in the major metropolitan areas between Massachusetts and Virginia. OceanFirst Bank delivers commercial and residential financing, treasury management, trust and asset management, and deposit services and is one of the largest and oldest community-based financial institutions headquartered in New Jersey. To learn more about OceanFirst, go to www.oceanfirst.com.

Forward-Looking Statements
In addition to historical information, this current report contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of confidence. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to: changes in interest rates, inflation, general economic conditions, potential recessionary conditions, levels of unemployment in the Company’s lending area, real estate market values in the Company’s lending area, potential goodwill impairment, natural disasters, potential increases to flood insurance premiums, the current or anticipated impact of military conflict, terrorism or other geopolitical events, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, the availability of low-cost funding, changes in liquidity, including the size and composition of the Company’s deposit portfolio, and the percentage of uninsured deposits in the portfolio, changes in capital management and balance sheet strategies and the ability to successfully implement such strategies, competition, demand for financial services in the Company’s market area, changes in consumer spending, borrowing and saving habits, changes in accounting principles, a failure in or breach of the Company’s operational or security systems or infrastructure, including cyberattacks, the failure to maintain current technologies, failure to retain or attract employees, the effect of the Company’s rating under the Community Reinvestment Act, the impact of pandemics on our operations and financial results and those of our customers and the Bank’s ability to successfully integrate acquired operations. These risks and uncertainties are further discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, under Item 1A - Risk Factors and elsewhere, and subsequent securities filings and should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
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